As filed with the Securities and Exchange Commission on July 6, 2015

Registration No. 333-192050

Registration No. 333-135857

Registration No. 333-122201

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-192050

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-135857

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-122201

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAMILY DOLLAR STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-0942963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

P.O. Box 1017, 10401 Monroe Road

Charlotte, NC 28201-1017

(704) 847-6961

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Family Dollar Stores, Inc. Employee Stock Purchase Plan

Family Dollar Stores, Inc. 2006 Incentive Plan

Family Dollar 2000 Outside Directors Plan

(Full title of the plan)

William A. Old, Jr.

Chief Legal Officer and Secretary

c/o Dollar Tree, Inc.

500 Volvo Parkway

Chesapeake, VA 23320

(757) 321-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Family Dollar Stores, Inc. (the “Registrant”):

•	File No. 333-192050, pertaining to the registration of 1,000,000 shares of common stock, par value $0.10 per share (the “Common Stock”), issuable under the Family Dollar Stores, Inc. Employee Stock Purchase Plan.

•	File No. 333-135857, pertaining to the registration of 13,000,000 shares of Common Stock issuable under the Family Dollar Stores, Inc. 2006 Incentive Plan.

•	File No. 333-122201, pertaining to the registration of 85,000 shares of Common Stock issuable under the Family Dollar 2000 Outside Directors Plan.

On July 27, 2014, the Registrant entered into an Agreement and Plan of Merger (the “Original Agreement”) by and among the Registrant, Dollar Tree, Inc. (“Parent”) and Dime Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), as amended by Amendment No.1 on September 4, 2014 (“Amendment”, together with the Original Agreement, the “Merger Agreement”). Pursuant to the Merger Agreement, on July 6, 2015, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”).

In connection with the consummation of the Merger, the Registrant is terminating the Registration Statements and deregistering the remaining securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on July 6, 2015. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

FAMILY DOLLAR STORES, INC.

By:	/s/ William A. Old, Jr.
Name:	William A. Old, Jr.
Title:	Senior Vice President – General Counsel and Secretary